                          ML PRINCIPAL PROTECTION L.P.
                          (A DELAWARE LIMITED PARTNERSHIP)


                          Consolidated Financial Statements for the years ended December 31, 2000, 1999 and 1998 and Independent Auditors' Report



[MERRILL LYNCH LOGO]

ML PRINCIPAL PROTECTION L.P.
 (A DELAWARE LIMITED PARTNERSHIP)


TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                        PAGE

INDEPENDENT AUDITORS' REPORT                                               1

CONSOLIDATED FINANCIAL STATEMENTS FOR THE
YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998:

  Consolidated Statements of Financial Condition                           2

  Consolidated Statements of Operations                                    3

  Consolidated Statements of Changes in Partners' Capital                  4

  Notes to Consolidated Financial Statements                             5-14

INDEPENDENT AUDITORS' REPORT


To the Partners of
ML Principal Protection L.P.:

We have audited the accompanying consolidated statements of financial condition of ML Principal Protection L.P. (the "Partnership") as of December 31, 2000 and 1999, and the related consolidated statements of operations and of changes in partners' capital for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of ML Principal Protection L.P. as of December 31, 2000 and 1999, and the results of their operations and changes in their partners' capital for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.



DELOITTE & TOUCHE LLP


New York, New York
February 5, 2001

ML PRINCIPAL PROTECTION L.P.
 (A DELAWARE LIMITED PARTNERSHIP)

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

                                                                       2000            1999
                                                                  --------------- ----------------
ASSETS

Equity in commodity futures trading accounts:
    Cash and options premiums                                        $ 2,947,014      $ 3,226,441
    Net unrealized profit on open contracts                                    -          677,742
Investment in MM LLC (Note 8)                                         19,921,935                -
Government Securities (Note 1) (Cost: $40,831,617)                             -       40,439,706
Commercial Paper (Note 1) (Cost: $4,310,371)                           4,310,371                -
Receivable from Investment in MM LLC                                     780,962                -
Accrued interest receivable (Note 2)                                      52,986          574,774
Cash                                                                           -            4,079
                                                                  --------------- ----------------

                TOTAL                                               $ 28,013,268     $ 44,922,742
                                                                  =============== ================

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
    Redemptions payable                                                $ 438,622      $ 2,118,255
    Profit Shares payable (Note 4)                                             -           51,547
    Brokerage commissions payable (Note 2)                                     -          231,473
    Administrative fees payable (Note 2)                                       -           11,076
                                                                  --------------- ----------------

            Total liabilities                                            438,622        2,412,351
                                                                  --------------- ----------------

Minority Interest (Note 1)                                               875,795          827,623
                                                                  --------------- ----------------

PARTNERS' CAPITAL:
 General Partners (2,712 and 9,628 Units)                                298,960        1,023,562
 Limited Partners (239,624 and 381,113 Units)                         26,399,891       40,659,206
                                                                  --------------- ----------------

            Total partners' capital                                   26,698,851       41,682,768
                                                                  --------------- ----------------

                TOTAL                                               $ 28,013,268     $ 44,922,742
                                                                  =============== ================

NET ASSET VALUE PER UNIT (Note 5)

See notes to consolidated financial statements.

ML PRINCIPAL PROTECTION L.P.
(A DELAWARE LIMITED PARTNERSHIP)

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------

                                                                     2000                1999               1998
                                                                ---------------     ---------------    ---------------
REVENUES:

    Trading profit (loss):
        Realized                                                    $ (610,248)        $ 1,318,041        $ 8,746,563
        Change in unrealized                                          (202,811)           (809,172)        (2,053,193)
                                                                ---------------     ---------------    ---------------

            Total trading results                                     (813,059)            508,869          6,693,370

    Interest income (Note 2)                                         1,549,458           3,263,074          5,434,851
                                                                ---------------     ---------------    ---------------

                Total revenues                                         736,399           3,771,943         12,128,221
                                                                ---------------     ---------------    ---------------

EXPENSES:

    Brokerage commissions (Note 2)                                   1,398,269           3,969,972          6,159,359
    Profit Shares (Note 4)                                              19,158             265,734          1,658,306
    Administrative fees (Note 2)                                        53,971             159,099            193,861
                                                                ---------------     ---------------    ---------------

                Total expenses                                       1,471,398           4,394,805          8,011,526
                                                                ---------------     ---------------    ---------------

INCOME FROM INVESTMENT IN MM LLC (Note 8)                            1,876,745
                                                                ---------------     ---------------    ---------------

INCOME (LOSS) BEFORE MINORITY INTEREST                               1,141,746            (622,862)         4,116,695

Minority interest in (income) loss                                     (48,173)             14,666            (27,056)
                                                                ---------------     ---------------    ---------------

NET INCOME (LOSS)                                                  $ 1,093,573          $ (608,196)       $ 4,089,639
                                                                ===============     ===============    ===============

NET INCOME (LOSS) PER UNIT:

     Weighted average number of General Partner
     and Limited Partner Units outstanding (Note 6)                    312,054             578,758            929,254
                                                                ===============     ===============    ===============

     Net income (loss) per weighted average General Partner             $ 3.50             $ (1.05)            $ 4.40
     and Limited Partner Unit                                   ===============     ===============    ===============

See notes to consolidated financial statements.

ML PRINCIPAL PROTECTION L.P.
(A DELAWARE LIMITED PARTNERSHIP)

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------

                                                      General             Limited          Subscriptions
                                 Units                Partner             Partners           Receivable              Total
                          --------------------    ---------------    ------------------  ------------------    -----------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1997                   942,619        $ 2,564,153         $ 105,628,837        $ (6,966,305)       $ 101,226,685

Redemptions                          (426,072)        (1,807,512)          (43,562,357)                  -          (45,369,869)

Subscriptions                         138,229                  -            13,822,849                   -           13,822,849

Subscriptions Receivable               69,663                  -                     -           6,966,305            6,966,305

Distributions                               -            (33,509)           (1,595,262)                  -           (1,628,771)

Net income                                  -             12,148             4,077,491                   -            4,089,639
                          --------------------    ---------------    ------------------  ------------------    -----------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1998                   724,439            735,280            78,371,558                   -           79,106,838

Redemptions                          (349,434)                 -           (37,407,257)                  -          (37,407,257)

Subscriptions                          15,736            312,428             1,261,172                   -            1,573,600

Distributions                               -            (17,824)             (964,393)                  -             (982,217)

Net loss                                    -             (6,322)             (601,874)                  -             (608,196)
                          --------------------    ---------------    ------------------  ------------------    -----------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1999                   390,741          1,023,562            40,659,206                   -           41,682,768

Redemptions                          (148,405)          (733,977)          (14,715,316)                  -          (15,449,293)

Distributions                               -             (9,355)             (618,842)                  -             (628,197)

Net income                                  -             18,730             1,074,843                   -            1,093,573
                          --------------------    ---------------    ------------------  ------------------    -----------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2000                   242,336          $ 298,960          $ 26,399,891                 $ -         $ 26,698,851
                          ====================    ===============    ==================  ==================    =================

                See notes to consolidated financial statements

ML PRINCIPAL PROTECTION L.P.
(A DELAWARE LIMITED PARTNERSHIP)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

     ML Principal Protection L.P (the "Partnership") was organized as an open-end fund under the Delaware Revised Uniform Limited Partnership Act on January 3, 1994 and commenced trading activities on October 12, 1994. The Partnership engages (currently, through a limited liability company (see below)) in the speculative trading of futures, options on futures, forwards and options on forward contracts on a wide range of commodities through ML Principal Protection Trading L.P. (the "Trading Partnership"), of which the Partnership is the sole limited partner. Merrill Lynch Investment Partners Inc. (the "General Partner" or "MLIP"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of both the Partnership and the Trading Partnership. Merrill Lynch Futures Inc. ("MLF"), an affiliate of Merrill Lynch, was the Trading Partnership's commodity broker. MLIP also provides cash management services to the Partnership by investing in Commercial Paper. Substantially all of the Partnership's assets are held in accounts maintained at MLF or Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a Merrill Lynch affiliate. The General Partner intends to maintain a general partner's interest of at least 1% of the total capital in each series of units. The General Partner and the Limited Partners share in the profits and losses of the Partnership and the Trading Partnership in proportion to the respective interests in the Partnership and the Trading Partnership. References to the Partnership include references to the Trading Partnership unless the context otherwise requires.

     MLIP, an indirect subsidiary of Merrill Lynch, became a member of Merrill Lynch Investment Managers ("MLIM") - Alternative Investments Group during October 2000. MLIM's Alternative Investments Group creates and manages a variety of alternative investment products, including managed futures funds, hedge funds, funds of funds, exchange funds and private equity funds. MLIP, organized in 1986, is the hedge fund, fund of funds and managed futures sponsor within MLIM's Alternative Investments Group.

     Many of the multi-advisor funds (the "Multi-Advisor Funds") sponsored by MLIP allocate their assets to a number of the same independent advisors (the "Advisors"). MLIP consolidated the trading accounts of nine of its Multi-Advisor Funds as of June 1, 1998. The consolidation was achieved by having these Multi-Advisor Funds close their existing trading accounts and invest in a limited liability company, ML Multi-Manager Portfolio L.L.C. ("MM LLC"), a Delaware limited liability company, which opened a single account with each Advisor selected. On September 1, 2000, the Partnership joined MM LLC in a similar manner along with another Multi-Advisor Fund sponsored by MLIP. MM LLC is managed by MLIP, has no investors other than the Multi-Advisor Funds and serves solely as the vehicle through which the assets of such Multi-Advisor Funds are combined in order to be managed through single rather than multiple accounts. The placement of assets into MM LLC did not change the operations or fee structure of the Partnership; therefore, the following notes also relate to the operation of the Partnership through its investment in MM LLC. The administrative authority over the Partnership remains with MLIP. MLIP, on an ongoing basis, may change the number of Multi-Advisor Funds investing in MM LLC.

     MLIP selects the Advisors to manage MM LLC's assets, and allocates and reallocates such trading assets among existing, replacement and additional Advisors. MLF is MM LLC's commodity broker.

     The consolidated financial statements include the accounts of the Trading Partnership in which the Partnership is the sole limited partner. All related transactions and intercompany balances between the Partnership and the Trading Partnership are eliminated in consolidation.

     The ownership by the General Partner in the Trading Partnership represents a minority interest when the financial results of the Trading Partnership are consolidated into those of the Partnership. The General Partner's share of the Trading Partnership's profits and losses is deducted from the Consolidated Statements of Operations, and the General Partner's interest in the Trading Partnership reduces partners' capital on the Consolidated Statements of Financial Condition and the Consolidated Statements of Changes in Partners' Capital.

     The Partnership may issue different series of units of limited partnership interest ("Units") generally as of the beginning of each calendar quarter. Each series has its own Net Asset Value per Unit. For series issued prior to May 1, 1997, each series may allocate different percentages of their total capital to trading. For series issued after May 1, 1997, all such series must allocate the same percentage of their total capital to trading. All series, regardless of when issued, trade through MM LLC, under the direction of the same combination of independent advisors (the "Advisors"), chosen from time to time by MLIP to manage the Trading Partnership's trading.

     MLIP determines what percentage of the Partnership's total capital attributable to each series of units to allocate to trading by investing in the Trading Partnership, through MM LLC, attempting to balance the desirability of reducing the opportunity costs of the Partnership's "principal protection" structure against the necessity of preventing Merrill Lynch from being required to make any payments to the Partnership under the Merrill Lynch guarantee (see Note 7), and subject to the requirement that all series issued after May 1, 1997 must allocate the same percentage of their capital to trading, through MM LLC.

     ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     Commodity futures, options on futures, forwards and options on forward contracts are recorded on the trade date, and open contracts are reflected in Net unrealized profit (loss) on open contracts in the Consolidated Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit (loss) on open contracts and Government Securities, as defined below, from one period to the next is reflected under Trading profit (loss): Change in unrealized in the Consolidated Statements of Operations.

     FOREIGN CURRENCY TRANSACTIONS

     The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Consolidated Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results.

     GOVERNMENT SECURITIES AND COMMERCIAL PAPER

     Prior to May 26, 2000, the Partnership invested a portion of its assets in obligations of the U.S. Treasury and certain other U.S. government agencies ("Government Securities") under the direction of MLIM within the parameters established by MLIP for which MLIM accepted no responsibility. These investments were carried at fair value. On May 26, 2000 the Government Securities were liquidated and Commercial Paper was purchased. These holdings have maturities of 30, 60 or 90 days and are held to maturity. The investments in Commercial Paper are directed by MLIP through the Partnership's investment in MM LLC.

     OPERATING EXPENSES AND SELLING COMMISSIONS

     MLIP pays all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership and the Trading Partnership, including the cost of the ongoing offering of the Units. MLIP receives an administrative fee as well as a portion of the brokerage commissions paid to MLF by the Partnership (See Note 2).

     No selling commissions have been or are paid directly by Limited Partners. All selling commissions are paid by MLIP.

     INCOME TAXES

     No provision for income taxes has been made in the accompanying consolidated financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's consolidated income and expenses as reported for income tax purposes.

     REDEMPTIONS

     A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice. Units redeemed on or prior to the end of the twelfth full month after such Units were issued are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption. Units redeemed after the twelfth month but on or before the end of the eighteenth month after such Units were issued are subject to a redemption charge of 1.5%. Units redeemed after the eighteenth month but on or before the end of the twenty-fourth month after such Units were issued are subject to a 1% redemption charge. Redemption charges are deducted from redemption proceeds and paid to MLIP.

     DISSOLUTION OF THE PARTNERSHIP

     The Partnership will terminate on December 31, 2024 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2.   RELATED PARTY TRANSACTIONS

     Prior to May 26, 2000, MLIM managed a substantial portion of the Partnership's available U.S. dollar assets, pursuant to guidelines established by MLIP for which MLIM assumed no responsibility, in the Government Securities markets. MLF paid MLIM annual management fees of .20 of 1% on the first $25 million of certain assets of MLIP sponsored funds ("Capital"), including the Partnership's assets managed by MLIM, .15 of 1% on the next $25 million of Capital, .125 of 1% on the next $50 million, and .10 of 1% on Capital in excess of $100 million. Such fees were paid quarterly in arrears and were calculated on the basis of the average daily capital managed by MLIM. On May 26, 2000, the Government Securities were liquidated and the management agreement with MLIM was terminated. Commercial Paper was then purchased. MLPF&S acts as custodian for the cash assets utilized in the Commercial Paper Program.

     A portion of the Partnership's U.S. dollar assets is maintained at MLF. On assets held in U.S. dollars, Merrill Lynch credits the Partnership with interest at the prevailing 91-day U.S. Treasury bill rate. The Partnership is credited with interest on any of its net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefits, in excess of the interest, which Merrill Lynch pays to the Partnership, from possession of such assets.

     Merrill Lynch charges the Partnership directly, and after September 1, 2000 through MM LLC, Merrill Lynch's cost of financing realized and unrealized losses on the Partnership's non-U.S.
     dollar-denominated positions.

     The Partnership currently pays brokerage commissions to MLF in respect of each series of Units at a flat monthly rate of .625 of 1% (a 7.50% annual rate) of such series' month-end assets invested in the Trading Partnership. Prior to October 1, 1998, the brokerage commission rate was .729 of 1% (an 8.75% annual rate). The Partnership also pays MLIP a monthly administrative fee of .021 of 1% (a 0.25% annual rate) of the Partnership's total month-end assets. Assets committed to trading and total assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

     MLIP estimates that the round-turn equivalent commission rate charged to the Trading Partnership during the years ended December 31, 2000 (prior to its investment in MM LLC), 1999 and 1998, was approximately $101, $127, and $80, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis). The estimated aggregate round-turn commission rate for MM LLC for the year ended December 31, 2000 was $82.

     MLF pays the Advisors annual Consulting Fees ranging up to 2% of the Partnership's average month-end assets allocated to them for management, after reduction for a portion of the brokerage commissions accrued with respect to such assets.

3.   ANNUAL DISTRIBUTIONS

     The Partnership makes annual fixed-rate distributions, payable irrespective of profitability, of $3.50 per Unit on Units issued prior to May 1, 1997. The Partnership may also pay discretionary distributions on such series of Units of up to 50% of any Distributable New Appreciation, as defined on such Units. No distributions are payable on Units issued after May 1, 1997. As of December 31, 2000, 1999 and 1998, the Partnership had made the following distributions:

                        DISTRIBUTION       FIXED-RATE    DISCRETIONARY
           SERIES           DATE          DISTRIBUTION    DISTRIBUTION
       -------------- ---------------------------------------------------
  2000
-------
         Series A          10/01/2000          $ 3.50             $ -
         Series B          01/01/2000            3.50               -
         Series C          04/01/2000            3.50               -
         Series D          07/01/2000            3.50               -
         Series E          10/01/2000            3.50               -
         Series F          01/01/2000            3.50               -
         Series G          04/01/2000            3.50               -
         Series H          07/01/2000            3.50               -

  1999
-------
         Series A          10/01/1999          $ 3.50             $ -
         Series B          01/01/1999            3.50               -
         Series C          04/01/1999            3.50               -
         Series D          07/01/1999            3.50            1.00
         Series E          10/01/1999            3.50               -
         Series F          01/01/1999            3.50               -
         Series G          04/01/1999            3.50               -
         Series H          07/01/1999            3.50            1.00

  1998
-------
         Series A          10/01/1998          $ 3.50             $ -
         Series B          01/01/1998            3.50            1.50
         Series C          04/01/1998            3.50               -
         Series D          07/01/1998            3.50               -
         Series E          10/01/1998            3.50               -
         Series F          01/01/1998            3.50            1.25
         Series G          04/01/1998            3.50               -
         Series H          07/01/1998            3.50               -


4.   ADVISORY AGREEMENTS

     The Trading Partnership, and subsequent to September 1, 2000, MM LLC, and the Advisors have each entered into Advisory Agreements. These Advisory Agreements generally renew annually after they are entered into, subject to certain rights exercisable by the Partnership. The Advisors determine the commodity futures, options on futures, forwards and option on forward contract trades to be made on behalf of their respective Trading Partnership accounts, subject to certain rights reserved by MLIP.

     Profit Shares, generally ranging from 15% to 25% of any New Trading Profit, as defined, recognized by each Advisor individually, irrespective of the overall performance of any series, either as of the end of each calendar quarter or year and upon the net reallocation of assets away from an Advisor, including unit redemptions, are paid to the appropriate Advisors to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

5.   NET ASSET VALUE PER UNIT

     As of December 31, 2000, the Net Asset Value of the different series of Units were as follows:

                                                       NET ASSET VALUE           NUMBER        NET ASSET VALUE
                                                                                OF UNITS          PER UNIT
                                                    ----------------------------------------------------------

                                                    ----------------------------------------------------------
            Series A Units                                $ 6,185,441         54,627.0000            $ 113.23
            Series B Units                                    487,797          4,357.0000              111.96
            Series C Units                                    863,478          8,005.0000              107.87
            Series D Units                                  2,795,253         26,084.0000              107.16
            Series E Units                                  2,369,509         21,803.9800              108.67
            Series F Units                                  1,348,280         12,550.5400              107.43
            Series G Units                                    931,995          8,782.2800              106.12
            Series H Units                                    844,370          8,087.9150              104.40
            Series K Units                                  3,205,898         28,092.0000              114.12
            Series L Units                                  1,619,734         14,562.0300              111.23
            Series M Units                                  2,045,146         18,131.9607              112.79
            Series N Units                                    296,095          2,722.9278              108.74
            Series O Units                                  2,253,875         20,663.7419              109.07
            Series P Units                                    225,563          2,027.0000              111.28
            Series Q Units                                    508,459          4,941.6908              102.89
            Series R Units                                    573,917          5,522.0000              103.93
            Series S Units                                    144,041          1,375.0000              104.76
                                                    ------------------    ----------------
                                                         $ 26,698,851        242,336.0662
                                                    ==================    ================

     At December 31, 1999 the Net Asset Values of the different series of Units were as follows:


                                             NET ASSET VALUE          NUMBER        NET ASSET VALUE
                                                                     OF UNITS          PER UNIT
                                          ---------------------------------------------------------

                                          ---------------------------------------------------------
Series A Units                                 $ 7,960,220          71,300.0000           $ 111.64
Series B Units                                     949,586           8,568.0000             110.83
Series C Units                                   1,267,695          11,909.0000             106.45
Series D Units                                   4,539,567          42,433.0000             106.98
Series E Units                                   3,617,782          33,697.1800             107.36
Series F Units                                   2,199,122          20,722.5800             106.12
Series G Units                                   1,536,527          14,666.3400             104.77
Series H Units                                   1,291,688          12,467.7250             103.60
Series K Units                                   4,980,521          46,179.0000             107.85
Series L Units                                   3,231,833          30,750.0000             105.10
Series M Units                                   2,672,599          25,068.8757             106.61
Series N Units                                   1,369,038          13,321.4278             102.77
Series O Units                                   3,657,494          35,480.2419             103.09
Series P Units                                     546,674           5,197.0000             105.19
Series Q Units                                     579,321           5,955.6908              97.27
Series R Units                                   1,017,139          10,344.0000              98.33
Series S Units                                     265,962           2,681.0000              99.20
                                          -----------------     ----------------
                                              $ 41,682,768         390,741.0612
                                          =================     ================



6.   WEIGHTED AVERAGE UNITS

     Weighted average number of Units outstanding was computed for purposes of disclosing consolidated net income per weighted average Unit. The weighted average number of Units outstanding for the years ended December 31, 2000, 1999 and 1998 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed or issued based on the respective length of time each was outstanding during the year.

7.   MERRILL LYNCH & CO., INC. GUARANTEE

     Merrill Lynch has guaranteed to the Partnership that it will have sufficient Net Assets, as of the Principal Assurance Date for each series of Units, that the Net Asset Value per Unit will equal, after reduction for all liabilities to third parties and all distributions paid in respect of such Units, not less than $100. The Principal Assurance Date for Series A Units is September 30, 2001. The Principal Assurance Dates for subsequent Series generally occurs at each succeeding quarter thereafter.

8.   INVESTMENTS

     Effective September 1, 2000, the Partnership consolidated its trading accounts with those of certain other multi-advisor managed future funds sponsored by MLIP. The Trading Partnership is no longer trading directly through managed accounts with each of its Advisors, but is investing in MM LLC. As of September 1, 2000, the MM LLC had an aggregate capitalization of approximately $264 million.

     The consolidation was effected by having the Partnership close its existing individual trading accounts and invest in MM LLC, which maintains a single account with each Advisor selected.

     No additional fees or charges were incurred by the Partnership or any investor as a result of the consolidation. MLIP absorbed all costs related to the consolidation. As a result of consolidating the Partnership's trading accounts, MLF, which receives flat-rate brokerage fees from the Partnership, should be able to recognize future savings on its trade processing costs. MLIP and MLF are responsible for the administration and monitoring of MM LLC as well as each participating fund, and in doing so will have access to the same "real time" trade and position information as was the case for the Partnership's managed accounts.

     The investment in MM LLC is reflected in the financial statements at fair value based upon the Partnership's interest in MM LLC. Fair value of the investment in MM LLC is equal to the market value of the net assets of MM LLC allocable to the Partnership as investor. The resulting difference between cost and fair value is reflected on the Statements of Operations as income (loss) from investments.

     Total revenues and fees with respect to the Partnership's investment are set forth as follows:

     For the year ended                TOTAL            BROKERAGE        ADMINISTRATIVE        PROFIT           INCOME FROM
     December 31, 2000                REVENUE          COMMISSIONS            FEES             SHARES            INVESTMENT
                                  ----------------    ---------------   -----------------   -------------   -------------------
     MM LLC                           $ 2,670,435          $ 525,140            $ 17,505       $ 251,045           $ 1,876,745
                                  ================    ===============   =================   =============   ===================

     Condensed statements of financial condition and of operations for MM LLC are set forth as follows:

                                                         MM LLC
                                                    December 31, 2000
                                                 ------------------------
                         Assets                            $ 252,995,756
                                                 ========================

                         Liabilities                         $ 5,383,789
                         Members' Capital                    247,611,967
                                                 ------------------------

                         Total                             $ 252,995,756
                                                 ========================

                                                  For the year ended
                                                  December 31, 2000
                                                 ------------------------

                         Revenues                           $ 28,324,323

                         Expenses                             13,557,899
                                                 ------------------------

                         Net Income                         $ 14,766,424
                                                 ========================

9.   FAIR VALUE AND OFF-BALANCE SHEET RISK

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" (the "Statement"), effective for fiscal years beginning after June 15, 2000, as amended by SFAS No. 137. SFAS No. 133 is further amended by SFAS No. 138, which clarifies issues surrounding interest risk, foreign currency denominated items, normal purchases and sales and net hedging. This Statement supercedes SFAS No. 119 ("Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments") and SFAS No. 105 ("Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk") whereby disclosure of average aggregate fair values and contract/notional values, respectively, of derivative financial instruments is no longer required for an entity such as the Partnership which carries its assets at fair value. Such Statement sets forth a much broader definition of a derivative instrument. As of September 1, 2000, the Partnership invested all of its assets allocated to trading in MM LLC. Accordingly, the Partnership invested indirectly in derivative instruments, but does not itself hold any derivative instrument positions. The application of the provisions of SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, did not have a significant effect on the consolidated financial statements.

     SFAS No. 133 defines a derivative as a financial instrument or other contract that has all three of the following characteristics: (1) one or more underlyings and notional amounts or payment provisions; (2) requires no initial net investment or a smaller initial net investment than would be required for other types of contracts that would be expected to have a similar response to changes in market factors; and, (3) terms that require or permit net settlement. Generally, derivatives include futures, forwards, swaps, options or other financial instruments with similar characteristics such as caps, floors and collars.

     MARKET RISK

     Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's net unrealized profit (loss) on such derivative instruments as reflected in the Consolidated Statements of Financial Condition or, with respect to Partnership assets invested in MM LLC, the net realized profit (loss) as reflected in the Statements of Financial Condition of MM LLC. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership, and currently MM LLC as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

     MLIP has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Advisors, calculating the Net Asset Value of the Partnership, or currently MM LLC, as of the close of business on each day and reviewing1 outstanding positions for over-concentrations. While MLIP does not itself intervene in the markets to hedge or diversify the Partnership's market exposure, MLIP may urge the Advisors to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that the Advisors have begun to deviate from past practice or trading policies or to be trading erratically, MLIP's basic risk control procedures consist simply of the ongoing process of advisor monitoring, with the market risk controls being applied by the Advisors themselves.

     One important aspect of the MLIP's risk controls is its adjustments to the leverage at which each series of Units trades. By controlling the percentage of each series' assets allocated to trading, MLIP can directly affect the market exposure of the Partnership. Leverage control is the principal means by which MLIP hopes to be able to ensure that Merrill Lynch is never required to make any payments under its guarantee that the Net Asset Value per Unit of each series will equal no less than $100 as of the Principal Assurance Date for such series.

     CREDIT RISK

     The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

     The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit, if any, included in the Consolidated Statements of Financial Condition. The Partnership attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.


     The Partnership, through MM LLC, in its normal course of business, enters into various contracts with MLF acting as its commodity broker. Pursuant to the brokerage agreement with MLF (which includes a netting arrangement), to the extent that such trading results in receivables and payables are offset and reported as a net receivable or payable and are included in the financial statements of MM LLC, in the Statements of Financial Condition under Equity in commodity futures trading accounts.

9.   SUBSEQUENT EVENTS

     On January 1, 2001, the Trading Partnership was dissolved. The General Partner redeemed its entire investment and the Partnership immediately invested its redemption proceeds directly into MM LLC, giving the Partnership a direct investment in MM LLC rather than through the Trading Partnership. This action did not effect the operation of the Partnership or MM LLC and was done at no cost to the investors. Any costs have been absorbed by MLIP. MLIP continues to maintain a 1% General Partner interest in the Partnership.

     On January 2, 2001, distributions were announced for Series B and Series F. Both the Series B Unitholders and the Series F Unitholders received a fixed-rate distribution of $3.50 per unit. Such distributions totaled $59,176.






                               * * * * * * * * * *


                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                                Michael Pungello
                             Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                               General Partner of
                          ML Principal Protection L.P.

                      ML MULTI-MANAGER PORTFOLIO LLC
                      (A DELAWARE LIMITED LIABILITY COMPANY)

                      Financial Statements for the years ended
                      December 31, 2000 and 1999
                      and Independent Auditors' Report



[MERRILL LYNCH LOGO]

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                        Page
                                                                        ----

INDEPENDENT AUDITORS' REPORT                                             1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2000 AND 1999:

  Statements of Financial Condition                                      2

  Statements of Operations                                               3

  Statements of Changes in Members' Capital                              4

  Notes to Financial Statements                                         5-9

INDEPENDENT AUDITORS' REPORT
----------------------------


To the Members of
 ML Multi-Manager Portfolio LLC:

We have audited the accompanying statements of financial condition of ML Multi-Manager Portfolio LLC (the "Company") as of December 31, 2000 and 1999, and the related statements of operations and of changes in members' capital for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML Multi-Manager Portfolio LLC as of December 31, 2000 and 1999, and the results of its operations and changes in its members' capital for the years then ended in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP


New York, New York
February 5, 2001

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

ASSETS

                                                                            2000                      1999
                                                                   ------------------------  -----------------------

Equity in commodity futures trading accounts:
    Cash and option premiums                                        $          139,346,615    $          97,949,902
    Net unrealized profit on open contracts                                     13,995,141                2,517,003
Cash                                                                             2,835,198                        -
Commercial Paper (Cost $95,200,766)                                             95,200,766                        -
Accrued interest (Note 2)                                                        1,618,036                  434,772
                                                                   ------------------------  -----------------------
                TOTAL                                               $          252,995,756    $         100,901,677
                                                                   ========================  =======================

LIABILITIES AND MEMBERS' CAPITAL

LIABILITIES:

    Brokerage commissions payable (Note 2)                          $            1,265,023    $             708,081
    Profit Shares payable (Note 3)                                               3,036,430                  420,906
    Administrative fees payable (Note 2)                                            41,341                   24,744
    Due to Invested Funds                                                        1,040,995                1,752,661
                                                                   ------------------------  -----------------------
            Total liabilities                                                    5,383,789                2,906,392
                                                                   ------------------------  -----------------------
MEMBERS' CAPITAL:

    Voting Members                                                             247,611,967               97,995,285
                                                                   ------------------------  -----------------------
            Total Members' capital                                             247,611,967               97,995,285
                                                                   ------------------------  -----------------------
                TOTAL                                               $          252,995,756    $         100,901,677
                                                                   ========================  =======================


See notes to financial statements.

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

REVENUES:                                                        2000                   1999
                                                           ------------------     ------------------

Trading profit:
    Realized                                                $      8,646,046       $      3,344,876
    Change in unrealized                                          11,538,356                546,402
                                                           ------------------     ------------------
        Total trading results                                     20,184,402              3,891,278

Interest income (Note 1 & Note 2)                                  8,139,921              5,198,912
                                                           ------------------     ------------------
        Total revenues                                            28,324,323              9,090,190
                                                           ------------------     ------------------

EXPENSES:

    Brokerage commissions (Note 2)                                10,015,693              9,316,187
    Profit Shares (Note 3)                                         3,201,454                515,566
    Administrative fees (Note 2)                                     340,752                320,264
                                                           ------------------     ------------------
        Total expenses                                            13,557,899             10,152,017
                                                           ------------------     ------------------
NET INCOME (LOSS)                                           $     14,766,424       $     (1,061,827)
                                                           ==================     ==================

See notes to financial statements.

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

                                           Voting Members
                                        --------------------

MEMBERS' CAPITAL,
  DECEMBER 31, 1998                             120,383,476

Withdrawals                                     (21,326,364)

Net loss                                         (1,061,827)
                                        --------------------
MEMBERS' CAPITAL,
  DECEMBER 31, 1999                              97,995,285

Additions                                       175,347,578

Withdrawals                                     (40,497,320)

Net income                                       14,766,424
                                        --------------------
MEMBERS' CAPITAL,
  DECEMBER 31, 2000                             247,611,967
                                        ====================

See notes to financial statements.

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

     ML Multi-Manager Portfolio LLC (the "Company") was organized under the Delaware Limited Liability Company Act on May 11, 1998 and commenced trading activities on June 1, 1998. The Company engages in the speculative trading of futures, options on futures, forwards and options on forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), has been delegated administrative authority over the Company. Merrill Lynch Futures Inc. ("MLF"), an affiliate of Merrill Lynch, is the Company's commodity broker. A portion of the Company's assets were held by a commodity broker, other than MLF, to facilitate the trading of a certain independent advisor, subject to an arrangement recognized by MLIP. This advisor was terminated during 2000. The Company has one class of Membership Interests, Voting Interests. Voting Interests are held by United States limited partnerships ("Members"). The Members control all business activities and affairs of the Company by agreement of the majority interest of the Members, subject to the discretionary trading authority vested in and delegated to the independent trading advisors (the "Advisors") and the administrative authority vested in and delegated to MLIP. Each Member is a "commodity pool" sponsored and controlled by MLIP and shares in the Trading results and Interest income of the Company in proportion to their respective capital accounts.

     MLIP, an indirect subsidiary of Merrill Lynch, became a member of Merrill Lynch Investment Managers ("MLIM") - Alternative Investments Group during October 2000. MLIM's Alternative Investments Group creates and manages a variety of alternative investment products, including managed futures funds, hedge funds, funds of funds, exchange funds and private equity funds. MLIP, organized in 1986, is the hedge fund, fund of funds and managed futures sponsor within MLIM's Alternative Investments Group.

     MLIP selects independent advisors to manage the Company's assets, and allocates and reallocates the Company's assets among existing, replacement and additional Advisors.

     ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH MANAGEMENT

     As of June 2000, the Company began an Income Enhancement Program, whereas, a portion of its assets is invested in Commercial Paper. This was done to improve the yield on the cash assets not required for margin for trading purposes. These holdings generally have maturities of 30, 60, or 90 days and are held to maturity.

     One Member invests assets that are not allocated to any Advisors directly into the Income Enhancement Program. This Member receives a priority allocation of interest income earned on these assets before the allocation of interest income in proportion to those Members whose assets are allocated for trading purposes.

     REVENUE RECOGNITION

     Commodity futures, options on futures, forwards and options on forward contracts are recorded on the trade date and open contracts are reflected in Net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The Change in unrealized profit on open contracts from one period to the next is reflected in Change in unrealized under Trading profit in the Statements of Operations.

     FOREIGN CURRENCY TRANSACTIONS

     The Company's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results.

     ORGANIZATIONAL COSTS

     MLIP paid all organizational costs relating to the Company without direct reimbursement from the Company or any Member.

     INCOME TAXES

     No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member's respective share of the Company's income and expenses as reported for income tax purposes.

     DISTRIBUTIONS

     The Members are entitled to receive any distributions which may be made by the Company in proportion to their respective capital accounts. No such distributions have been declared for the years ended December 31, 2000 or 1999.

     WITHDRAWALS

     Each Member may withdraw some or all of such Members' capital at the Net Asset Value as of the close of business on any business day. There are no withdrawal fees or charges.

     DISSOLUTION OF THE COMPANY

     The Company will terminate on December 31, 2028 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Organization Agreement.

2.   RELATED PARTY TRANSACTIONS

     A portion of the Company's U.S. dollar assets are maintained at MLF. On assets held in U.S. dollars, Merrill Lynch credits the Company with interest at the prevailing 91-day U.S. Treasury bill rate. The Company is credited with interest on any of its assets and net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Company from the possession of such assets.

     Merrill Lynch charges the Company Merrill Lynch's cost of financing realized and unrealized losses on the Company's non-U.S. dollar-denominated positions.

     As of June 2000, the Company began investing in Commercial Paper. Merrill Lynch Pierce Fenner and Smith acts as custodian for these assets.

     Following the allocation of the Company's trading profit and interest income among the Members' Capital Accounts, MLIP calculates the brokerage commissions, Profit Shares, administrative fees and other expenses due from the Company to third parties, relating to the Company's trading on behalf of the Members. Such brokerage commissions, fees and expenses are specifically allocated as of the end of each accounting period (not pro rata based on the Members' respective capital accounts) to, and deducted from, the Members' capital accounts and paid out by the Company. The Company pays brokerage commissions to MLF, at a flat monthly rate reflecting the fee arrangement between each Member and MLF. For the years ended December 31, 2000 and 1999, the monthly rates for Members ranged from .291 of 1% (a 3.50% annual rate) to .729 of 1% (an 8.75% annual rate) of each Member's month-end assets invested in the Company.

     The Company pays MLIP a monthly administrative fee ranging from .021 of 1% (a 0.25% annual rate) to .083 of 1% (a 1.00% annual rate) of each Member's month-end assets. Month-end assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

     MLF pays the Advisors annual Consulting Fees up to 2% of the Company's average month-end assets allocated to them for management after reduction for a portion of the brokerage commissions.

3.   ADVISORY AGREEMENTS

     Pursuant to the Advisory Agreements among the Advisors, the Company and MLIP, the Advisors determine the commodity futures, options on futures, forwards and options on forward contracts traded on behalf of the Company, subject to certain rights reserved by MLIP. The Advisory Agreements generally renew one year after they are entered into, subject to certain renewal rights exercisable by the Company.

     The Company pays, from the Capital Account of each Member, to the Advisors quarterly or annual Profit Shares generally ranging from 15% to 23% of any New Trading Profit, as defined, recognized by each Advisor, attributable to each Member's Capital Account, considered individually irrespective of the overall performance of the such Member's Capital Account. Profit Shares, which are calculated separately in respect of each Member's Capital Account, are determined as of the end of each calendar quarter or year and are also paid to each Advisor upon the withdrawal of capital from the Company by a Member for whatever purpose, other than to pay expenses and upon the reallocation of assets away from an Advisor.

4.   FAIR VALUE AND OFF-BALANCE SHEET RISK

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" (the "Statement"), effective for fiscal years beginning after June 15, 2000, as amended by SFAS No. 137. SFAS No. 133 is further amended by SFAS No. 138, which clarifies issues surrounding interest risk, foreign currency denominated items, normal purchases and sales and net hedging. This Statement supercedes SFAS No. 119 ("Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments") and SFAS No. 105 ("Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk") whereby disclosure of average aggregate fair values and contract/notional values, respectively, of derivative financial instruments is no longer required for an entity such as the Company which carries its assets at fair value. Such Statement sets forth a much broader definition of a derivative instrument. The application of the provisions of SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, did not have a significant effect on the financial statements.

     SFAS No. 133 defines a derivative as a financial instrument or other contract that has all three of the following characteristics: (1) one or more underlyings and notional amounts or payment provisions; (2) requires no initial net investment or a smaller initial net investment than would be required for other types of contracts that would be expected to have a similar response to changes in market factors; and, (3) terms that require or permit net settlement. Generally, derivatives include futures, forwards, swaps, options or other financial instruments with similar characteristics such as caps, floors and collars.

     MARKET RISK

     Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Company's net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition. The Company's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Company as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

     MLIP has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Advisors, calculating the Net Asset Value of the Company as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIP does not itself intervene in the markets to hedge or diversify the Company's market exposure, MLIP may urge the Advisors to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that the Advisors have begun to deviate from past practice or trading policies or to be trading erratically, MLIP's basic risk control procedures consist simply of the ongoing process of advisor monitoring, with the market risk controls being applied by the Advisors themselves.

      CREDIT RISK

     The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

     The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit on open contracts, if any, included in the Statements of Financial Condition. The Company attempts to mitigate this risk by dealing almost exclusively with Merrill Lynch entities as clearing brokers.

     The Company, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage agreement with MLF (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable and included in the Equity in commodity futures trading accounts in the Statements of Financial Condition.




                                 * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.



                               Michael L. Pungello
                             Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                           Commodity Pool Operator of
                         ML Multi-Manager Portfolio LLC


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